                                                                Exhibit 23.5





                        CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 1995 on the financial statements of Human Genome Sciences, Inc. (the "Company") as at December 31, 1994 and for each of the years in the two-year period ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and to the inclusion of our report dated February 14, 1995 with respect to the financial statements of Human Genome Sciences, Inc. for the year ended December 31, 1994 in this Registration Statement and to the reference to us under the caption "Experts" included in the Prospectus.


                                        /s/ Richard A. Eisner & Company, LLP


New York, New York
February 21, 1997